EXHIBIT 99.1

UPDATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

As more fully described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, the Corporation was required to adopt Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004) (SFAS No. 123R), Share-Based Payment, effective January 1, 2006.  SFAS No. 123R requires the Corporation to expense share-based payments, including employee stock options, based on their fair value. SFAS No. 123R permits public companies to adopt its requirements using one of two methods. As anticipated, the Corporation adopted SFAS No. 123R effective January 1, 2006, using the modified retrospective method of adoption. The modified retrospective method of adoption permits entities to restate all prior periods presented based on the amounts previously recognized under SFAS No. 123, Accounting for Stock-Based Compensation, for purposes of pro forma disclosure. As permitted by SFAS No. 123, the Corporation previously accounted for share-based payments to employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, using the intrinsic value method and, as such, generally recognized no compensation expense for employee stock options.

        In addition, as disclosed in Note 18 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, the Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit.  For segment reporting purposes, elements of segment profit and certain other segment data are translated using budgeted rates of exchange.  Budgeted rates are established annually and, once established, all prior period segment data is restated to reflect the translation of elements of segment profit and certain other segment data at current year’s budgeted rates of exchange.

        Exhibit 99.2 of this Current Report on Form 8-K includes the Corporation’s Updated Consolidated Financial Statements. Those Updated Consolidated Financial Statements (consisting of the Consolidated Statement of Earnings for the years ended December 31, 2005, 2004, and 2003; the Consolidated Balance Sheet as of December 31, 2005 and 2004; the Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2005, 2004, and 2003; the Consolidated Statement of Cash Flows for the years ended December 31, 2005, 2004, and 2003; and the related Notes to Consolidated Financial Statements) reflect the adoption of SFAS No. 123R using the modified retrospective method.

        This Management’s Discussion and Analysis of Financial Condition and Results of Operations (as of December 31, 2005, and for the year then ended) (the Discussion) has been updated to reflect the Corporation’s adoption of SFAS No. 123R using the modified retrospective method as well as to reflect the translation of segment profit and certain other segment data using the Corporation’s budgeted rates of exchange for 2006. References herein to Notes to Consolidated Financial Statements refer to the Notes to Consolidated Financial Statement included in Exhibit 99.2 of this Current Report on Form 8-K. Unless specifically noted herein, the Discussion has not been updated for events occurring subsequent to December 31, 2005. As a result, the Discussion should be read in conjunction with the Corporation’s filings with the Securities and Exchange Commission during 2006, including the Corporation’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006.

Overview

The Corporation is a global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. As more fully described in Note 18 of Notes to Consolidated Financial Statements, the Corporation operates in three reportable business segments – Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems – with these business segments comprising 74%, 16%, and 10%, respectively, of the Corporation’s sales in 2005.

        The Corporation markets its products and services in over 100 countries. During 2005, approximately 66%, 21%, and 13% of its sales were made to customers in the United States, in Europe (including the United Kingdom), and in other geographic regions, respectively. The Power Tools and Accessories and Hardware and Home Improvement segments are subject to general economic conditions in the countries in which they operate as well as the strength of the retail economies. The Fastening and Assembly Systems segment is also subject to general economic conditions in the countries in which it operates as well as to automotive and industrial demand.

        The Corporation reported net earnings of $532.1 million, or $6.54 per share on a diluted basis, for the year ended December 31, 2005, compared to net earnings of $445.6 million, or $5.49 per share on a diluted basis, for the year ended December 31, 2004. As more fully described in Note 3 of Notes to Consolidated Financial Statements included in Exhibit 99.2, net earnings for the year ended December 31, 2005, included a $.1 million loss on the sale of discontinued operations. Net earnings for the year ended December 31, 2004, included a $12.7 million gain on the sale of discontinued operations.

        The Corporation reported net earnings from continuing operations of $532.2 million, or $6.54 per share on a diluted basis, for the year ended December 31, 2005, as compared to net earnings from continuing operations of $430.7 million, or $5.31 per share on a diluted basis, for the year ended December 31, 2004.

        Total consolidated sales of $6,523.7 million for the year ended December 31, 2005, increased by 21% over the prior year’s level. Of that 21% increase, 7% was attributable to an increase in unit volume of existing businesses, 14% was attributable to sales of acquired businesses, and 1% was attributable to the favorable impact of foreign currency translation, offset by 1% attributable to the negative effect of pricing actions. In this Management’s Discussion and Analysis, the Corporation has attempted to differentiate between sales of its “existing” or “legacy” businesses and sales of acquired businesses. That differentiation includes sales of businesses where year-to-year comparability exists in the category of “existing” or “legacy” businesses. For example, the sales of the MasterFix business, acquired in March 2004, are included in acquired businesses for the first three months of 2005 and in “existing” or “legacy” businesses for the final nine months of 2005. In addition, the sales of the Porter-Cable and Delta Tools Group (also referred to herein as the Tools Group), acquired in the fourth quarter of 2004, are included in acquired businesses for the first nine months of 2005 and in “existing” or “legacy” businesses for the final three months of 2005.

        Operating income for the year ended December 31, 2005, increased to $794.9 million, or 12.2% of sales, from $613.2 million, or 11.4% of sales, in 2004. Due to the ongoing integration of the acquired Porter-Cable and Delta Tools Group into its legacy businesses, the Corporation has been required to use judgment in its determination of the individual profit contributions of the acquired Porter-Cable and Delta Tools Group and of its legacy businesses. The Corporation estimates that operating income as a percentage of sales increased approximately 110 basis points in the Corporation’s legacy businesses during the year ended December 31, 2005, as compared to the prior year’s level, but that increase was offset by the lower-margin Tools Group. The increase in operating income as a percentage of sales during the year ended December 31, 2005, was due to the positive effects of restructuring and other productivity initiatives, favorable product mix, and the leverage of fixed costs over a higher sales base, which offset higher commodity costs and the negative impact of pricing.

        Earnings from continuing operations before income taxes for the year ended December 31, 2005, increased by $212.8 million over the 2004 level to $801.1 million. In addition to the improvements in operating income described above, earnings from continuing operations before income taxes for the year ended December 31, 2005, benefited from a favorable $55.0 million settlement of environmental and product liability coverage litigation with an insurer that is included in other (income) expense in the Consolidated Statement of Earnings.

        Consolidated income tax expense of $268.9 million and $157.6 million was recognized on the Corporation’s earnings from continuing operations before income taxes of $801.1 million and $588.3 million for 2005 and 2004, respectively. The Corporation’s effective tax rate was 33.6% for 2005, compared to an effective tax rate of 26.8% for 2004. The increase in the Corporation’s effective tax rate in 2005 was due to the incremental tax expense of $51.2 million associated with the repatriation of foreign earnings under the American Jobs Creation Act of 2004 and to the tax effects – $19.2 million – of the $55.0 million of income recognized upon settlement of environmental and product liability coverage litigation with an insurer.

        In the discussion and analysis of financial condition and results of operations that follows, the Corporation generally attempts to list contributing factors in order of significance to the point being addressed.

Sales

The following chart provides an analysis of the consolidated changes in sales for the years ended December 31, 2005, 2004, and 2003.

	YEAR ENDED DECEMBER 31,
(DOLLARS IN MILLIONS)	2005	2004	2003

Total sales	$ 6,523.7	$ 5,398.4	$ 4,482.7

Unit volume - existing (a)	7%	10%	1%
Unit volume - acquired (b)	14%	9%	1%
Price	(1)%	(2)%	(2)%
Currency	1%	3%	4%

Change in total sales	21%	20%	4%

(a)	Represents change in unit volume for businesses where year-to-year comparability exists.

(b)	Represents change in unit volume for businesses that were acquired and were not included in prior period results.

        Total consolidated sales for the year ended December 31, 2005, were $6,523.7 million, which represented a 21% increase over 2004 sales of $5,398.4 million. Excluding the incremental effects of the MasterFix business for the first three months of 2005 and of the Porter-Cable and Delta Tools Group business for the first nine months of 2005, total unit volume increased by 7% during the year ended December 31, 2005. That 7% increase was primarily driven by growth in the Corporation’s professional power tools and plumbing products businesses in the United States. Unit volume of acquired businesses contributed 14% to the sales growth for 2005 over the 2004 levels. Pricing actions had a 1% negative effect on sales for 2005, as compared to 2004. The effects of a weaker U.S. dollar compared to other currencies, particularly the Canadian dollar, Brazilian real, and euro, caused the Corporation’s consolidated sales for 2005 to increase by 1% over the 2004 levels.

        Total consolidated sales for the year ended December 31, 2004, were $5,398.4 million, which represented a 20% increase over 2003 sales of $4,482.7 million. Excluding the incremental effects of the MasterFix and Porter-Cable and Delta Tools Group businesses, acquired in 2004, and of the Baldwin and Weiser businesses, acquired in the fourth quarter of 2003, for the first nine months of 2004, total unit volume increased by 10% during the year ended December 31, 2004. That 10% increase was primarily attributable to growth in the Corporation’s North American businesses. As compared to the corresponding period in 2003, a double-digit increase in sales volume was experienced by the Corporation’s legacy professional power tools and accessories business as well as its plumbing products business in North America. Unit volume of acquired businesses contributed 9% to the sales growth for 2004 over the 2003 levels. Pricing actions had a 2% negative effect on sales for 2004, as compared to 2003. In addition to pricing actions taken in response to competitive conditions, the impact of pricing in non-U.S. markets during 2004 – as a result of the favorable currency effects of U.S. dollar-sourced products – also negatively impacted the comparison to 2003. The effects of a weaker U.S. dollar compared to other currencies, particularly the euro, and to a lesser degree, the pound sterling, caused the Corporation’s consolidated sales to increase by 3% over the 2004 levels.

Earnings

The Corporation reported consolidated operating income of $794.9 million on sales of $6,523.7 million in 2005, compared to operating income of $613.2 million on sales of $5,398.4 million in 2004 and to operating income of $403.1 million on sales of $4,482.7 million in 2003.

        Consolidated operating income for 2003 included a pre-tax restructuring charge of $31.6 million. That pre-tax charge was net of reversals of $13.2 million, representing reversals of previously provided restructuring reserves as well as the excess of proceeds received on the sale of long-lived assets, written down as part of restructuring actions, over their adjusted carrying values.

        Consolidated gross margin as a percentage of sales for 2005 was 35.5%, compared to 36.4% for 2004. Due to the ongoing integration of the acquired Porter-Cable and Delta Tools Group into its legacy businesses, the Corporation has been required to use judgment in its determination of the individual profit contributions of the acquired Porter-Cable and Delta Tools Group and of its legacy businesses. The Corporation estimates that the Tools Group acquisition had an approximate 150 basis point negative impact on consolidated gross margin as a percentage of sales for the year ended December 31, 2005. In addition to favorable product mix, the results of restructuring and other productivity initiatives, the leverage of fixed costs over a higher sales base, and foreign currency effects favorably impacted gross margin as a percentage of sales in the Corporation’s legacy businesses. These positive factors were partially offset by increased raw material costs, the negative effects of pricing actions, higher pension expense, and transition costs associated with integration of lockset operations in the Hardware and Home Improvement segment.

        Consolidated gross margin as a percentage of sales for 2004 was 36.4%, compared to 35.6% for 2003. The increase in gross margin in 2004 was attributable to the positive effects of restructuring and other productivity initiatives, the leverage of fixed costs over a higher sales base and, in Europe, favorable foreign currency exchange rates. These positive factors were partially offset by the negative effect of pricing actions taken by the Corporation as previously described, by higher raw material and pension costs, and by lower gross margins of the acquired Porter-Cable and Delta Tools Group.

        Consolidated selling, general and administrative expenses as a percentage of sales were 23.3% in 2005, compared to 25.1% in 2004 and 25.9% in 2003. Selling, general, and administrative expenses in 2005 increased by $169.9 million over the 2004 level. The effects of acquired businesses and foreign currency translation accounted for approximately two-thirds of that increase, with the remainder principally resulting from additional sales-related expenses associated with the higher level of sales experienced during 2005. The reduction in selling, general, and administrative expenses as a percentage of sales during 2005 as compared to the 2004 level was principally due to the impact of the Tools Group acquisition – due to the lower expenses of this business – and the leverage of expenses over a higher sales base in the Corporation’s legacy businesses.

        Consolidated selling, general, and administrative expenses in 2004 increased by $191.4 million over the 2003 level. The incremental expenses of the acquired businesses and the effects of foreign currency translation accounted for approximately 40% and 20% of that increase, respectively. Higher promotional, marketing, and research and development expenses, particularly in the North American power tools and accessories business, higher transportation and distribution expenses to support the increased sales level, and higher Corporate expenses – due, in part, to expenses related to compliance with Section 404 of the Sarbanes-Oxley Act – accounted for much of the remaining increase in selling, general, and administrative expenses in 2004 over the 2003 level.

        Consolidated net interest expense (interest expense less interest income) was $45.4 million in 2005, compared to $22.1 million in 2004 and $35.2 million in 2003. The increase in net interest expense in 2005, as compared to 2004, was primarily the result of both higher borrowing levels – associated with the October 2004 issuance of $300.0 million of 4.75% senior notes – and higher interest rates, including the effects of higher prevailing U.S. interest rates on the Corporation’s foreign currency hedging activities. The lower net interest expense in 2004, as compared to 2003, was primarily the result of higher interest income associated with the Corporation’s foreign cash investment activities in 2004, coupled with lower borrowing levels.

        Other (income) expense was $(51.6) million in 2005 compared to $2.8 million in 2004 and $2.6 million in 2003. As more fully described in Note 21 of Notes to Consolidated Financial Statements, the Corporation received a payment of $55.0 million in 2005 relating to the settlement of environmental and product liability coverage litigation with an insurer.

        Consolidated income tax expense of $268.9 million, $157.6 million, and $94.8 million was recognized on the Corporation’s earnings from continuing operations before income taxes of $801.1 million, $588.3 million, and $365.3 million, for 2005, 2004, and 2003, respectively. The Corporation’s effective tax rate was 33.6% for 2005, compared to an effective tax rate of 26.8% for 2004 and 26.0% for 2003. The increase in the Corporation’s effective tax rate in 2005 was due to the incremental tax expense of $51.2 million associated with the repatriation of foreign earnings under the American Jobs Creation Act of 2004 and to the tax effects – $19.2 million – of the $55.0 million of income recognized upon settlement of environmental and product liability coverage litigation with an insurer. A further analysis of taxes on earnings is included in Note 12 of Notes to Consolidated Financial Statements.

        The Corporation reported net earnings from continuing operations of $532.2 million, or $6.54 per share on a diluted basis, for the year ended December 31, 2005, compared to net earnings from continuing operations of $430.7 million, or $5.31 per share on a diluted basis, for the year ended December 31, 2004, and $270.5 million, or $3.47 per share on a diluted basis, for the year ended December 31, 2003.

        The Corporation reported a net loss of $.1 million from discontinued operations in 2005, as compared to net earnings from discontinued operations of $14.9 million in 2004 and $5.8 million in 2003. As more fully described in Note 3 of Notes to Consolidated Financial Statements, net earnings from discontinued operations for the years ended December 31, 2005 and 2004, included a $.1 million loss and a $12.7 million gain, respectively, on sale of discontinued operations. The $.1 million loss recognized in 2005 related to the sale of the discontinued DOM business. The $12.7 million gain recognized during 2004 consisted of a $37.1 million gain on the sale of two discontinued businesses (NEMEF and Corbin) in early 2004, partially offset by a $24.4 million goodwill impairment charge associated with the discontinued DOM business.

        The Corporation reported net earnings of $532.1 million, $445.6 million, and $276.3 million, or $6.54, $5.49, and $3.55 per share on a diluted basis, for the years ended December 31, 2005, 2004, and 2003, respectively.

Business Segments

As more fully described in Note 18 of Notes to Consolidated Financial Statements, the Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems.

POWER TOOLS AND ACCESSORIES

Segment sales and profit for the Power Tools and Accessories segment, determined on the basis described in Note 18 of Notes to Consolidated Financial Statements, were as follows (in millions of dollars):

YEAR ENDED DECEMBER 31,	2005	2004	2003

Sales to unaffiliated customers	$4,821.4	$3,840.8	$3,363.6
Segment profit	634.9	488.4	366.0

        Sales to unaffiliated customers in the Power Tools and Accessories segment during 2005 increased 26% over the 2004 level. The incremental effect of the acquired Porter-Cable and Delta Tools Group business for the first nine months of 2005 accounted for 19 percentage points of the 26% increase in 2005, while sales of the legacy Power Tools and Accessories businesses, including the acquired Porter-Cable and Delta Tools Group for the final three months of 2005, accounted for the remaining 7 percentage points of growth.

        Sales in North America increased 36% during 2005 over the prior year’s level. Of this increase, 27 percentage points were due to the incremental sales of the acquired Porter-Cable and Delta Tools Group businesses for the first nine months of 2005 and the remaining 9 percentage points were due to the legacy power tools and accessories business. Sales of the Corporation’s legacy professional power tools and accessories business in North America increased at a double-digit rate over the 2004 levels. Sales of the Corporation’s legacy consumer power tools and accessories business increased at a mid-single-digit rate as a result of higher sales of consumer power tools and accessories, lawn and garden products, and cleaning and lighting products.

        Sales in Europe during 2005 increased at a mid-single-digit rate over the 2004 levels due to the incremental effect of the acquired Porter-Cable and Delta Tools Group. Excluding the incremental effect of the acquired Tools Group, sales in Europe increased slightly over the 2004 level. Sales of the Corporation’s legacy professional tools and accessories business in Europe during 2005 increased at a low single-digit rate as compared to 2004 as weaker economic conditions in the United Kingdom mitigated growth in other regions. Sales of the Corporation’s legacy consumer power tools and accessories businesses in Europe during 2005 approximated sales in the prior year. In November 2005, the Corporation sold the FLEX business, the major European component of the Porter-Cable and Delta Tools Group.

        Sales in other geographic areas increased at a double-digit rate during 2005 over the 2004 levels. That increase resulted from a double-digit rate of increase in Latin America and Asia, which was partially offset by a double-digit rate of decline in Australia.

        Segment profit as a percentage of sales for the Power Tools and Accessories segment was 13.2% for 2005, as compared to 12.7% in 2004. That increase in segment profit as a percentage of sales resulted from a reduction in selling, general, and administrative expenses as a percentage of sales partially offset by a lower gross margin as a percentage of sales. The reduction in selling, general, and administrative expenses as a percentage of sales was attributable to both the impact of the Tools Group acquisition – due to the lower expenses of this business – and the leverage of expenses over a higher sales base in the Corporation’s legacy businesses. Gross margin as a percentage of sales declined during 2005 as compared to 2004 as the impact of the lower-margin Tools Group offset improvements in gross margin as a percentage of sales in the Corporation’s legacy businesses. Gross margin improved in the legacy businesses in 2005 due to favorable product mix, productivity gains, foreign currency effects, restructuring savings, and absorption benefits, which offset the negative effects of pricing actions and raw material inflation. Due to the ongoing integration of the acquired Porter-Cable and Delta Tools Group into its legacy businesses, the Corporation has been required to use judgment in its determination of the individual profit contributions of the acquired Porter-Cable and Delta Tools Group and of its legacy businesses. The Corporation estimates that the Tools Group acquisition had an approximate 60 basis point negative impact on segment profit as a percentage of sales for 2005.

        Sales to unaffiliated customers in the Power Tools and Accessories segment during 2004 increased 14% over the 2003 level. Sales of the Porter-Cable and Delta Tools Group businesses acquired early in the fourth quarter of 2004, accounted for 7 percentage points of the 14% increase in 2004, while sales of the legacy Power Tools and Accessories businesses accounted for the remaining 7 percentage points of growth.

        Sales in North America increased at a double-digit rate during 2004 over the prior year’s level. Approximately half of this increase was due to the incremental sales of the acquired Porter-Cable and Delta Tools Group businesses. Sales of the Corporation’s legacy professional power tools and accessories business in North America increased at a double-digit rate as sales grew in all major channels and product lines. Sales of the Corporation’s consumer power tools and accessories business grew at a mid-single-digit rate during 2004, compared to 2003, as increased sales of consumer power tools and lawn and garden products were partially offset by lower sales of accessories and cleaning and lighting products.

        Sales in Europe during 2004 increased at a low single-digit rate due to the incremental sales of FLEX, a component of the acquired Porter-Cable and Delta Tools Group business, and a high single-digit rate of increase in sales of the Corporation’s legacy European professional power tools and accessories business. These increases were partially offset by a low single-digit rate of decrease in sales of consumer power tools and accessories, largely as a result of lower sales of lawn and garden products.

        Sales in other geographic areas increased at a high single-digit rate during 2004 over the 2003 levels. Sales of the Corporation’s legacy power tools and accessories businesses in other geographic areas during 2004 increased at a high single-digit rate over the prior year’s level as sales increased at a high single-digit rate in Central and South America and at a double-digit rate in Asia.

        Segment profit as a percentage of sales for the Power Tools and Accessories segment improved from 10.9% in 2003 to 12.7% in 2004. That improvement resulted from an increase in gross margin and a reduction in selling, general, and administrative expenses, both as a percentage of sales. Improvements in gross margin as a percentage of sales were due to the positive effects of restructuring and other productivity initiatives, favorable product mix, and foreign currency effects, partially offset by the negative effects of pricing actions and, to a lesser extent, rising raw material costs. The reduction in selling, general, and administrative expenses as a percentage of sales was principally due to the impact of the Porter-Cable and Delta Tools Group acquisition. The acquisition of the lower-margin Porter-Cable and Delta Tools Group early in the fourth quarter of 2004 had an approximate 40-basis-point negative impact on segment profit as a percentage of sales for the year ended December 31, 2004.

HARDWARE AND HOME IMPROVEMENT

Segment sales and profit for the Hardware and Home Improvement segment, determined on the basis described in Note 18 of Notes to Consolidated Financial Statements, were as follows (in millions of dollars):

YEAR ENDED DECEMBER 31,	2005	2004	2003

Sales to unaffiliated customers	$1,019.8	$970.2	$722.2
Segment profit	143.9	146.3	92.3

        Sales to unaffiliated customers in the Hardware and Home Improvement segment increased 5% during 2005 over the 2004 level. During 2005, sales of plumbing products increased at a double-digit rate over the 2004 level due to increased listings at a significant customer and strong sales at other retailers. Sales of security hardware products in 2005 increased slightly over the 2004 level, as a mid-single-digit rate of increase in sales of the Kwikset business in North America was substantially offset by a mid-single-digit rate of decline in sales of the Baldwin and Weiser businesses.

        Segment profit as a percentage of sales for the Hardware and Home Improvement segment was 14.1% for 2005 and 15.1% for 2004. The decline in segment profit as a percentage of sales in 2005 was attributable to a decline in gross margin, which was primarily due to the negative effects of pricing actions, higher raw material costs, and transition costs associated with the integration of lockset operations, including the closure of a manufacturing site. Gross margin for 2005 was also negatively impacted by the write-down of property and equipment. Selling, general, and administrative expenses as a percentage of sales decreased slightly in 2005, as compared to the 2004 level, due to the leverage of expenses over a higher sales base in the Kwikset and Price Pfister businesses, which was partially offset by increased distribution and transportation costs.

        Sales to unaffiliated customers in the Hardware and Home Improvement segment increased 34% during 2004 over the 2003 level. During 2004, the impact of the Baldwin and Weiser acquisition accounted for 25 percentage points of the 34% increase, while higher sales of the Price Pfister and Kwikset businesses, coupled with sales growth in the Baldwin and Weiser businesses after the anniversary of the acquisition, accounted for the remaining 9 percentage points. Sales of plumbing products increased at a double-digit rate during 2004, reflecting the expansion of listings at a key retailer that occurred during the third quarter of 2003 as well as higher sales at other retailers. Sales of Kwikset security hardware products increased over the 2003 level at a mid-single-digit rate due to strong retail sales.

        Segment profit as a percentage of sales for the Hardware and Home Improvement segment rose to 15.1% for 2004 from 12.8% for 2003. Segment profit as a percentage of sales for 2004 benefited from significant gross margin improvement. That gross margin improvement was primarily driven by volume leverage and productivity improvements, partially offset by the impact of higher raw material costs as well as costs associated with manufacturing rationalization in the security hardware business. The acquisition of Baldwin and Weiser did not have a significant effect on segment profit as a percentage of sales during 2004.

FASTENING AND ASSEMBLY SYSTEMS

Segment sales and profit for the Fastening and Assembly Systems segment, determined on the basis described in Note 18 of Notes to Consolidated Financial Statements, were as follows (in millions of dollars):

YEAR ENDED DECEMBER 31,	2005	2004	2003

Sales to unaffiliated customers	$662.2	$619.9	$560.0
Segment profit	94.6	84.2	81.6

        Sales to unaffiliated customers in the Fastening and Assembly Systems segment increased by 7% in 2005 over the 2004 level, with the incremental sales of the MasterFix business for the first three months of 2005 accounting for 1 percentage point of that increase. Sales in the automotive channel in North America increased at a mid-single-digit rate over the level experienced in 2004. Sales in the industrial channel in North America decreased at a low single-digit rate, as compared to 2004. Sales in Europe increased at a double-digit rate, as compared to 2004. Sales in the European industrial business increased at a high single-digit rate of growth – due in part, to incremental sales of the acquired MasterFix business – during 2005 over the 2004 level. Sales in the European automotive business increased at a double-digit rate during 2005 over the 2004 level. Sales in Asia during 2005 increased at a double-digit rate, as compared to 2004.

        Segment profit as a percentage of sales for the Fastening and Assembly Systems segment increased from 13.6% in 2004 to 14.3% in 2005. The increase in segment profit as a percentage of sales was attributable to the positive effects of pricing actions and the leverage of expenses over a higher sales base, partially offset by higher commodity costs.

        Sales to unaffiliated customers in the Fastening and Assembly Systems segment increased by 11% in 2004 over the 2003 level. During March 2004, the Corporation completed the acquisition of MasterFix, an industrial fastening company with operations in Europe and Asia. Incremental sales of the MasterFix business accounted for 3 percentage points of the 11% increase in 2004. Sales in North America during 2004 increased at a high single-digit rate over the 2003 level, with increases in both the industrial and automotive channels. Sales in Europe during 2004 increased over the 2003 level at a double-digit rate, due largely to the incremental sales of the MasterFix business. The Fastening and Assembly System segment’s legacy European industrial business experienced a mid-single-digit rate of growth during 2004 as compared to 2003, while sales in its legacy European automotive business approximated the 2003 level. Sales in the segment’s legacy businesses in Asia increased at a double-digit rate in 2004, as compared to 2003.

        Segment profit as a percentage of sales for the Fastening and Assembly Systems segment declined from 14.6% in 2003 to 13.6% in 2004, primarily due to significant costs increases in steel and other raw materials. The incremental impact of the MasterFix business did not have a significant effect on segment profit as a percentage of sales of the Fastening and Assembly Systems segment during 2004.

OTHER SEGMENT-RELATED MATTERS

As indicated in the first table of Note 18 of Notes to Consolidated Financial Statements, segment profit (loss), associated with Corporate, Adjusments, and Eliminations was $(81.2) million, $(100.7) million, and $(91.5) million for the year ended December 31, 2005, 2004, and 2003, respectively. Corporate expenses for the year ended December 31, 2005, declined from the prior year’s level as the positive effects of increased allocations of Corporate expenses to the reportable business segments to reflect the impact of acquired businesses, lower expenses associated with intercompany eliminations, and a lower level of expenses directly related to the reportable business segments offset the negative effects of increased pension, postretirement benefits, and environmental expenses. Corporate expenses for the year ended December 31, 2004, increased over that experienced in 2003 as the positive effects of lower levels of medical-related expenses and expenses directly related to reportable business segments, coupled with increased allocations of Corporate expenses to the business segments to reflect the impact of acquired businesses, were offset by the negative effects of increased expenses for pension and postretirement benefits, as well as higher expenses associated with intercompany eliminations and compliance with Section 404 of the Sarbanes-Oxley Act.

        As more fully described in Note 18 of Notes to Consolidated Financial Statements, in determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Also, as more fully described herein under the caption “Financial Condition”, expense recognized by the Corporation in 2005 relating to its pension and other postretirement benefits plans increased by approximately $19 million over the 2004 levels. Expense recognized by the Corporation in 2004 relating to its pension and other postretirement benefits plans increased by approximately $19 million over the 2003 levels. The adjustment to businesses’ postretirement benefit expense booked in consolidation as identified in the second table included in Note 18 of Notes to Consolidated Financial Statements was expense of $13.8 million in 2005, as compared to income of $.8 million and $15.4 million for 2004 and 2003, respectively. That increase in expense resulted from the higher level of pension and other postretirement benefit expenses in 2005 – exclusive of higher service costs reflected in segment profit of the Corporation’s reportable business segments – not allocated to the reportable business segments.

        Income (expenses) directly related to reportable business segments booked in consolidation, and, thus, excluded from segment profit for the reportable business segments were $3.3 million, $(10.0) million, and $(15.0) million for the years ended December 31, 2005, 2004 and 2003, respectively. The $3.3 million of segment-related income excluded from segment profit in 2005 principally related to a reduction in reserves for certain legal matters associated with the Power Tools and Accessories and Hardware and Home Improvement segments. The $10.0 million of segment-related expense excluded from segment profit in 2004 principally related to restructuring-related expenses associated with the Hardware and Home Improvement and Power Tools and Accessories segments. The $15.0 million of segment-related expenses excluded from segment profit in 2003 principally related to restructuring-related expenses associated with the Power Tools and Accessories segment of approximately $9.1 million as well as certain reserves established relating to the Power Tools and Accessories segment and the Hardware and Home Improvement segment.

        As indicated in Note 18 of Notes to Consolidated Financial Statements, the determination of segment profit excludes restructuring and exit costs. Of the $31.6 million pre-tax restructuring charge recognized in 2003, $21.1 million related to the businesses in the Power Tools and Accessories segment, and $10.5 million related to the businesses in the Hardware and Home Improvement segment.

DISCONTINUED OPERATIONS

As more fully discussed in Note 3 of Notes to Consolidated Financial Statements, the European security hardware business, consisting of the NEMEF, Corbin, and DOM businesses, has been reflected as discontinued operations in the Consolidated Financial Statements. As such, the operating results, assets and liabilities, and cash flows of the discontinued European security hardware business have been reported separately from the Corporation’s continuing operations. In November 2005, the Corporation completed the sale of the DOM security hardware business for an aggregate price of $17.2 million net of cash transferred. In January 2004, the Corporation completed the sale of two European security hardware businesses, NEMEF and Corbin, for an aggregate price of $77.5 million net of cash transferred.

        Net (loss) earnings of the discontinued European security hardware business were $(.1) million ($— per share on a diluted basis) for the year ended December 31, 2005; $14.9 million ($.18 per share on a diluted basis) for the year ended December 31, 2004; and $5.8 million ($.08 per share on a diluted basis) for the year ended December 31, 2003. Earnings from discontinued operations include a pre-tax restructuring reversal of $.6 million for the year ended December 31, 2003.

Restructuring Actions

The Corporation is committed to continuous productivity improvement and continues to evaluate opportunities to reduce fixed costs, simplify or improve processes, and eliminate excess capacity. A tabular summary of restructuring activity during the three years ended December 31, 2005, is included in Note 20 of Notes to Consolidated Financial Statements.

        In 2004, the Corporation recognized $5.4 million of pre-tax restructuring and exit costs related to actions taken in its Power Tools and Accessories segment. The restructuring actions taken in 2004 principally reflected severance benefits. The $5.4 million charge recognized during 2004 was offset, however, by the reversal of $4.0 million of severance accruals established as part of previously provided restructuring reserves that were no longer required and $1.4 million representing the excess of proceeds received on the sale of long-lived assets, written down as part of restructuring actions, over their adjusted carrying values.

        During the fourth quarter of 2001, the Corporation formulated a restructuring plan designed to reduce its manufacturing footprint, variable production costs, and selling, general, and administrative expenses. The following discussion excludes the restructuring actions relating to the discontinued European security hardware business. Earnings from discontinued operations include pre-tax restructuring reversals of $.6 million for the year ended December 31, 2003.

        During 2003, the Corporation commenced the final phase of its restructuring plan and recorded a pre-tax restructuring charge associated with that plan of $20.6 million. That $20.6 million charge was net of $9.6 million of reversals of previously provided restructuring reserves that were no longer required and $3.6 million, representing the excess of proceeds received on the sale of long-lived assets, written down as part of restructuring actions, over their adjusted carrying values. In addition, during the fourth quarter of 2003 the Corporation recorded a pre-tax restructuring charge of $11.0 million associated with the closure of a manufacturing facility in its Hardware and Home Improvement segment as a result of the acquisition of Baldwin and Weiser.

        The $20.6 million pre-tax restructuring charge recognized in 2003 principally reflected actions relating to the Power Tools and Accessories segment to reduce its manufacturing cost base as well as actions to reduce selling, general, and administrative expenses through the elimination of administrative positions. Actions to reduce the Corporation’s manufacturing cost base in the Power Tools and Accessories segment include the closure of one facility in the United States and the transfer of certain additional power tool production from a facility in the United States to a low-cost facility in Mexico. The 2003 restructuring charge provided for actions to reduce selling, general, and administrative expenses, principally in Europe, and to a lesser extent in the United States, principally reducing headcount.

        As indicated in Note 20 of Notes to Consolidated Financial Statements, the severance benefits accrual, included in the $31.6 million pre-tax restructuring charge taken in 2003, related to the elimination of approximately 1,700 positions in high-cost manufacturing locations and in certain administrative positions. The Corporation estimates that, as a result of increases in manufacturing employee headcount in low-cost locations, approximately 1,300 replacement positions were filled, yielding a net total of 400 positions eliminated as a result of the 2003 restructuring actions.

        During 2005, the Corporation substantially completed the execution of the restructuring plan that was formulated in the fourth quarter of 2001 and the closure of the manufacturing facility in its Hardware and Home Improvement segment as a result of the acquisition of Baldwin and Weiser.

        In addition to the recognition of restructuring and exit costs, the Corporation also recognized related expenses, incremental to the cost of the underlying restructuring actions, that do not qualify as restructuring or exit costs under accounting principles generally accepted in the United States (restructuring-related expenses). Those restructuring-related expenses included items – directly related to the underlying restructuring actions – that benefited on-going operations, such as costs associated with the transfer of equipment. Operating results for the years ended December 31, 2005 and 2004, included approximately $15 million of restructuring-related expenses in both years.

        The Corporation realized benefits of approximately $35 million and $70 million in 2005 and 2004, respectively, net of restructuring-related expenses. Those benefits resulted in a reduction in cost of goods sold of approximately $33 million and $58 million in 2005 and 2004, respectively, and a reduction in selling, general, and administrative expenses of approximately $2 million and $12 million in 2005 and 2004, respectively. The Corporation expects that pre-tax savings associated with the restructuring actions related to the integration of Baldwin and Weiser into its existing security hardware business will benefit 2006 results by approximately $25 million, net of restructuring-related expenses. The Corporation expects that, of those incremental pre-tax savings in 2006, approximately 85% will benefit gross margin and 15% will be realized through a reduction of selling, general, and administrative expenses.

        The Corporation expects that incremental pre-tax savings associated with the integration of the Tools Group will benefit results by approximately $20 million in 2006, net of integration-related expenses. The Corporation expects that, of those incremental pre-tax savings in 2006, approximately 85% will benefit gross margin and 15% will be realized through a reduction of selling, general, and administrative expenses. Ultimate savings realized from restructuring actions may be mitigated by such factors as economic weakness and competitive pressures, as well as decisions to increase costs in areas such as promotion or research and development above levels that were otherwise assumed.

        As previously indicated, the pre-tax restructuring charges recognized in 2004 and 2003, of $— and $31.6 million, respectively, were net of reversals in 2004 and 2003 of previously provided restructuring reserves that were no longer required and proceeds received in excess of the adjusted carrying value of long-lived assets in the aggregate of $5.4 million and $13.2 million, respectively. Adjustments to the severance component of restructuring reserves previously established related to: (i) actual attrition factors that differed from those initially estimated; (ii) more cost-effective methods of severing employment that became probable, typically based on negotiations with trade unions or local government institutions; and (iii) amendments to the initial plan that were approved by the appropriate level of management, based primarily on changes in market conditions that dictated a modification to the intended course of action. During 2004 and 2003, none of the adjustments to the severance obligations recorded in connection with restructuring actions was individually significant. Adjustments to the asset write-down component of restructuring reserves previously established related to the receipt of proceeds in excess of adjusted carrying values of fixed assets that were disposed of in connection with the restructuring actions. Adjustments to the other charge component of restructuring reserves previously established principally related to settlement of operating lease commitments at amounts less than initially estimated or the Corporation’s ability to sublease certain facilities exited as part of the restructuring actions.

        Asset write-downs taken as part of the 2003 restructuring charge included land, buildings, and manufacturing equipment. The carrying values of land and buildings to be sold were written down to their estimated fair values, generally based upon third party offers, less disposal costs. The carrying values of manufacturing equipment and furniture and fixtures were written down to their fair value based upon estimated salvage values, which generally were negligible, less disposal cost.

        In addition to the previously discussed restructuring actions, prior to the date of the acquisition of Baldwin and Weiser and during the fourth quarter of 2003, the Corporation identified opportunities to restructure these businesses as well as to integrate these businesses into the existing security hardware business included in the Corporation’s Hardware and Home Improvement segment. Subsequent to the acquisition, the Corporation approved restructuring actions relating to the acquired businesses of $3.7 million. These actions principally reflected severance benefits associated with administrative and manufacturing actions related to the acquired businesses, including the closure of an acquired administration and distribution facility. These restructuring actions were completed in 2005.

        Also, prior to the date of the acquisition of the Porter-Cable and Delta Tools Group and during the fourth quarter of 2004, the Corporation identified opportunities to restructure these businesses as well as to integrate these businesses into its existing Power Tools and Accessories segment. Subsequent to the acquisition, the Corporation approved restructuring actions relating to the acquired business of $15.2 million. These actions principally reflected severance costs associated with administrative and manufacturing actions related to the acquired businesses, including the closure of three manufacturing facilities, and lease and other contractual obligations for which no future benefit will be realized. Certain of these restructuring actions commenced in 2004 and the remainder commenced in 2005. The Corporation expects that these restructuring actions will be completed by the end of 2006.

Hedging Activities

The Corporation has a number of manufacturing sites throughout the world and sells its products in more than 100 countries. As a result, it is exposed to movements in the exchange rates of various currencies against the United States dollar and against the currencies of countries in which it manufactures. The major foreign currencies in which foreign currency risks exist are the euro, pound sterling, Canadian dollar, Japanese yen, Chinese renminbi, Australian dollar, Mexican peso, Czech koruna, and Brazilian real. Through its foreign currency activities, the Corporation seeks to reduce the risk that cash flows resulting from the sales of products manufactured in a currency different from that of the selling subsidiary will be affected by changes in exchange rates.

        From time to time, currencies may strengthen or weaken in countries in which the Corporation sells or manufactures its product. While the Corporation will take actions to mitigate the impacts of any future currency movements, there is no assurance that such movements will not adversely affect the Corporation.

        Assets and liabilities of subsidiaries located outside of the United States are translated at rates of exchange at the balance sheet date as more fully explained in Note 1 of Notes to Consolidated Financial Statements. The resulting translation adjustments are included in the accumulated other comprehensive income (loss) component of stockholders’ equity. During 2005, translation adjustments, recorded in the accumulated other comprehensive income (loss) component of stockholders’ equity, decreased stockholders’ equity by $89.1 million, compared to an increase of $95.8 million in 2004.

        The materials used in the manufacturing of the Corporation’s products, which include certain components and raw materials, are subject to price volatility. These component parts and raw materials are principally subject to market risk associated with changes in the price of aluminum, copper, steel, resins, and zinc. The materials used in the various manufacturing processes are purchased on the open market, and the majority is available through multiple sources. While future movements in prices of raw materials and component parts are uncertain, the Corporation uses a variety of methods, including established supply arrangements, purchase of component parts and raw materials for future delivery, and supplier price commitments, to address this risk. In addition, the Corporation utilizes derivatives to manage its risk to changes in the prices of certain commodities. As of December 31, 2005, no commodity hedges were outstanding.

        As more fully described in Note 10 of Notes to Consolidated Financial Statements, the Corporation seeks to issue debt opportunistically, whether at fixed or variable rates, at the lowest possible costs. Based upon its assessment of the future interest rate environment and its desired variable rate debt to total debt ratio, the Corporation may elect to manage its interest rate risk associated with changes in the fair value of its indebtedness, or the cash flows of its indebtedness, through the use of interest rate swap agreements.

        In order to meet its goal of fixing or limiting interest costs, the Corporation maintains a portfolio of interest rate hedge instruments. The variable rate debt to total debt ratio, after taking interest rate hedges into account, was 64% at December 31, 2005, compared to 52% at December 31, 2004, and 47% at December 31, 2003. At December 31, 2005, average debt maturity was 4.9 years compared to 8.3 years at December 31, 2004, and 8.8 years at December 31, 2003. At December 31, 2005, average long-term debt maturity was 7.3 years compared to 8.3 years at December 31, 2004, and 8.8 years at December 31, 2003.

INTEREST RATE SENSITIVITY

The following table provides information as of December 31, 2005, about the Corporation’s derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and related average interest rates by contractual maturity dates. For interest rate swaps, the table presents notional principal amounts and weighted-average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the interest rate swaps. Weighted-average variable rates are generally based on the London Interbank Offered Rate (LIBOR) as of the reset dates. The cash flows of these instruments are denominated in a variety of currencies. Unless otherwise indicated, the information is presented in U.S. dollar equivalents, which is the Corporation’s reporting currency, as of December 31, 2005.

Principal Payments and Interest Rate Detail by Contractual Maturity Dates

(U.S. DOLLARS IN MILLIONS)	2006	2007	2008	2009	2010	THEREAFTER	TOTAL	FAIR VALUE (ASSETS)/ LIABILITIES

LIABILITIES
Short-term borrowings Variable rate (other currencies)	$566.9	$–	$–	$–	$–	$–	$566.9	$566.9
Average interest rate	4.56%						4.56%
Long-term debt
Fixed rate (U.S. dollars)	$155.1	$150.2	$.2	$.1	$–	$850.0	$1,155.6	$1,194.3
Average interest rate	7.00%	6.55%	7.00%	7.00%		6.27%	6.41%
INTEREST RATE DERIVATIVES
Fixed to Variable Rate Interest
Rate Swaps (U.S. dollars)	$125.0	$75.0	$–	$–	$–	$325.0	$525.0	$(5.8)
Average pay rate (a)
Average receive rate	6.03%	5.22%				5.08%	5.33%

(a)	The average pay rate is based upon 6-month forward LIBOR, except for $275.0 million in notional principal amount which matures in 2007 and thereafter and is based upon 3-month forward LIBOR.

FOREIGN CURRENCY EXCHANGE RATE SENSITIVITY

As discussed above, the Corporation is exposed to market risks arising from changes in foreign exchange rates. As of December 31, 2005, the Corporation has hedged a portion of its 2006 estimated foreign currency transactions using forward exchange contracts. The Corporation estimated the effect on 2006 gross profits, based upon a recent estimate of foreign exchange exposures, of a uniform 10% strengthening in the value of the United States dollar. The Corporation estimated that this would have the effects of reducing gross profits for 2006 by approximately $15 million. The Corporation also estimated the effects on 2006 gross profits, based upon a recent estimate of foreign exchange exposures, of a uniform 10% weakening in the value of the United States dollar. A uniform 10% weakening in the value of the United States dollar would have the effect of increasing gross profits.

        In addition to their direct effects, changes in exchange rates also affect sales volumes and foreign currency sales prices as competitors’ products become more or less attractive. The sensitivity analysis of the effects of changes in foreign currency exchange rates previously described does not reflect a potential change in sales levels or local currency prices nor does it reflect higher exchange rates, compared to those experienced during 2005, inherent in the foreign exchange hedging portfolio at December 31, 2005.

Critical Accounting Policies

The Corporation’s accounting policies are more fully described in Note 1 of Notes to Consolidated Financial Statements. As disclosed in Note 1 of Notes to Consolidated Financial Statements, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

        The Corporation believes that, of its significant accounting policies, the following may involve a higher degree of judgment, estimation, or complexity than other accounting policies.

        As more fully described in Note 1 of Notes to Consolidated Financial Statements, the Corporation performs goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. The Corporation cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill that totaled $1,115.7 million at December 31, 2005. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Corporation’s customer base, or a material negative change in its relationships with significant customers.

        Pension and other postretirement benefits costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, expected return on plan assets, rates of salary increase, health care cost trend rates, mortality rates, and other factors. These assumptions are updated on an annual basis prior to the beginning of each year. The Corporation considers current market conditions, including interest rates, in making these assumptions. The Corporation develops the discount rates by considering the yields available on high-quality fixed income investments with maturities corresponding to the related benefit obligation. The Corporation’s discount rate for United States defined benefit pension plans was 5.75% and 6.00% at December 31, 2005 and 2004, respectively. As discussed further in Note 13 of Notes to Consolidated Financial Statements, the Corporation develops the expected return on plan assets by considering various factors, which include its targeted asset allocation percentages, historic returns, and expected future returns. The Corporation’s expected long-term rate of return assumption for United States defined benefit plans for 2005 and 2006 is 8.75%.

        The Corporation believes that the assumptions used are appropriate; however, differences in actual experience or changes in the assumptions may materially affect the Corporation’s financial position or results of operations. In accordance with accounting principles generally accepted in the United States, actual results that differ from the actuarial assumptions are accumulated and, if in excess of a specified corridor, amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. The expected return on plan assets is determined using the expected rate of return and a calculated value of assets referred to as the market-related value of assets. The Corporation’s aggregate fair value of plan assets exceeded the market-related value of assets by approximately $14.7 million as of the 2005 measurement date. Differences between assumed and actual returns are amortized to the market-related value on a straight-line basis over a five-year period. Also, gains and losses resulting from changes in assumptions and from differences between assumptions and actual experience (except those differences being amortized to the market-related value of assets) are amortized over the expected remaining service period of active plan participants or, for retired participants, the average remaining life expectancy, to the extent that such amounts exceed ten percent of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The Corporation expects that its pension and other postretirement benefit costs in 2006 will exceed the costs recognized in 2005 by approximately $12.0 million. This increase is principally attributable to two factors: the effect of amortization of certain actuarial losses and a reduction in the market-related value of pension plan assets as compared to the prior year.

        As more fully described in Item 3 of the Corporation's Annual Report on Form 10-K for year ended December 31, 2005, the Corporation is subject to various legal proceedings and claims, including those with respect to environmental matters, the outcomes of which are subject to significant uncertainty. The Corporation evaluates, among other factors, the degree of probability of an unfavorable outcome, the ability to make a reasonable estimate of the amount of loss, and in certain instances, the ability of other parties to share costs. Also, in accordance with accounting principles generally accepted in the United States when a range of probable loss exists, the Corporation accrues at the low end of the range when no other more likely amount exists. Unanticipated events or changes in these factors may require the Corporation to increase the amount it has accrued for any matter or accrue for a matter that has not been previously accrued because it was not probable.

        Further, as indicated in Note 21 of Notes to Consolidated Financial Statements, insurance recoveries for environmental and certain general liability claims have not been recognized until realized. Any insurance recoveries, if realized in future periods, could have a favorable impact on the Corporation’s financial condition or results of operations in the periods realized.

        The Corporation is also subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in the Corporation’s financial statements or tax returns. Additionally, the Corporation is subject to periodic examinations by taxing authorities in many countries. The final outcome of these future tax consequences, tax audits, and changes in regulatory tax laws and rates could materially impact the Corporation’s financial statements.

        During 2003, the Corporation received notices of proposed adjustments from the United States Internal Revenue Service (IRS) in connection with audits of the tax years 1998 through 2000. The principal adjustment proposed by the IRS consists of the disallowance of a capital loss deduction taken in the Corporation’s tax returns and interest on the deficiency. Prior to receiving the notices of proposed adjustments from the IRS, the Corporation filed a petition against the IRS in the Federal District Court of Maryland (the Court) seeking refunds for a carryback of a portion of the aforementioned capital loss deduction. The IRS subsequently filed a counterclaim to the Corporation’s petition. In October 2004, the Court granted the Corporation’s motion for summary judgment on its complaint against the IRS and dismissed the IRS counterclaim. In its opinion, the Court ruled in the Corporation’s favor that the capital losses cannot be disallowed by the IRS. In December 2004, the IRS appealed the Court’s decision in favor of the Corporation to the United States Circuit Court of Appeals for the Fourth Circuit (the Fourth Circuit). In February 2006, the Fourth Circuit issued its decision, deciding two of three issues in the Corporation’s favor and remanding the third issue for trial in the Court. The Corporation intends to vigorously dispute the position taken by the IRS in this matter. The Corporation has provided adequate reserves in the event that the IRS prevails in its disallowance of the previously described capital loss and the imposition of related interest. Should the IRS prevail in its disallowance of the capital loss deduction and the imposition of related interest, it would result in a cash outflow of approximately $160 million. If the Corporation prevails, it would result in the Corporation receiving a refund of taxes previously paid of approximately $50 million, plus interest. The Corporation believes that any such outflow or inflow is unlikely to occur until 2007 or later.

Financial Condition

Operating activities generated cash of $614.1 million for the year ended December 31, 2005, compared to $604.6 million of cash generated for the year ended December 31, 2004. Cash flow from operating activities included cash flow from discontinued operations of $4.7 million and $3.1 million for the years ended December 31, 2005 and 2004, respectively. The increase in cash provided by operating activities in 2005 over 2004 was primarily the result of increased earnings from continuing operations, including the effect of the $55.0 million settlement of environmental and product liability coverage litigation with an insurer, which was partially offset by increased cash usage associated with working capital and income taxes. The Corporation will be required to make income tax payments – associated with the repatriation of previously unremitted foreign earnings under the American Jobs Creation Act of 2004 – in the first quarter of 2006. Increases in inventories and receivables (associated with the higher level of sales and to achieve higher service levels) exceeded the increase in accrued liabilities (associated with higher sales and earnings levels) in 2005 as compared to 2004.

        As part of its capital management, the Corporation reviews certain working capital metrics. For example, the Corporation evaluates its accounts receivable and inventory levels through the computation of days sales outstanding and inventory turnover ratio, respectively. The number of days sales outstanding as of December 31, 2005, increased slightly from the number of days sales outstanding as of December 31, 2004. Average inventory turns as of December 31, 2005, approximated average inventory turns as of December 31, 2004.

        Investing activities for the year ended December 31, 2005 used cash of $34.6 million compared to $819.6 million of cash used in 2004. This decrease in cash used was primarily the result of acquisition and divestiture activity. In 2005, cash proceeds from divesture and acquisition activity totaled $61.2 million, including $33.6 million associated with the sale of Flex, $17.2 million associated with the sale of discontinued operations, and $10.4 million of cash received during 2005 associated with the preliminary adjustment to the purchase price of the Porter-Cable and Delta Tools Group. In 2004, cash used for acquisition and divestiture activity totaled $727.1 million, including $792.0 million, net of cash acquired, for the acquisition of the Porter-Cable and Delta Tools Group and $12.6 million of cash used for other acquisitions – including the purchase of MasterFix, which was partially offset by $77.5 million of net proceeds from the sale of two of the discontinued European security hardware businesses. Capital expenditures were $111.1 million and $117.8 million in 2005 and 2004, respectively. The Corporation anticipates that its capital spending in 2006 will approximate $120 million.

        Financing activities used cash of $115.3 million in 2005, compared to cash provided of $406.4 million in 2004. The increased use of cash for financing activities primarily resulted from the purchase by the Corporation of 6,276,700 shares of its common stock at an aggregate cost of $525.7 million, the repayment of $136.0 million of preferred stock of a subsidiary, and the increase of the Corporation’s dividend payments, which increased – on a per share basis – from $.84 during 2004 to $1.12 during 2005. Dividend payments were $88.6 million and $67.5 million in 2005 and 2004, respectively. The increased use of cash for financing activities during 2005 was offset by the increase in short-term borrowings of $565.6 million associated with the repatriation of foreign earnings under the American Jobs Creation Act of 2004 and $69.9 million of proceeds received upon the issuance of common stock under employee benefit plans. Cash provided by financing activities in 2004 included $295.4 million of proceeds, net of discounts and debt issuance costs, received in October 2004 upon the issuance of $300 million of 4.75% Senior Notes due in 2014. Cash provided by financing activities in 2004 also included $186.1 million of proceeds received upon the issuance of common stock under employee benefit plans. During the year ended December 31, 2004, the Corporation repurchased 66,100 shares of its common stock at an aggregate cost of $3.6 million.

        The Corporation implemented its share repurchase program based upon the belief that its shares were undervalued and to manage share growth resulting from option exercises. At December 31, 2005, the Corporation had remaining authorization from its Board of Directors to repurchase an additional 4,068,795 shares of its common stock.

        On February 9, 2006, the Corporation announced that its Board of Directors declared a quarterly cash dividend of $.38 per share of the Corporation’s outstanding common stock payable during the first quarter of 2006. The $.38 dividend represents a 36% increase over the $.28 quarterly dividend paid by the Corporation since the first quarter of 2005. Future dividends will depend on the Corporation’s earnings, financial condition, and other factors.

        As discussed further in Note 13 of Notes to Consolidated Financial Statements, in accordance with SFAS No. 87, Employer’s Accounting for Pensions, the Corporation has recorded a minimum pension liability adjustment at December 31, 2005 as a charge to stockholders’ equity of $337.6 million, net of tax. That charge to stockholders’ equity did not impact the Corporation’s compliance with covenants under its borrowing agreements or cash flow. The Corporation’s expense recognized relating to its pension and other postretirement benefit plans increased by approximately $19 million in 2005 over the 2004 levels. The Corporation anticipates that the expense recognized relating to its pension and other postretirement benefit plans in 2006 will increase by approximately $12 million over the 2005 levels. That increase is partially attributable to the amortization of previously unrecognized actuarial losses that gave rise to the minimum liability adjustment. As discussed further in Note 13 of Notes to Consolidated Financial Statements, the Corporation does not anticipate that the funding requirements relating to the pension benefit plans in 2006 will be material.

        During 2003, the Corporation received notices of proposed adjustments from the United States Internal Revenue Service (IRS) in connection with audits of the tax years 1998 through 2000. The principal adjustment proposed by the IRS consists of the disallowance of a capital loss deduction taken in the Corporation’s tax returns and interest on the deficiency. Prior to receiving the notices of proposed adjustments from the IRS, the Corporation filed a petition against the IRS in the Federal District Court of Maryland (the Court) seeking refunds for a carryback of a portion of the aforementioned capital loss deduction. The IRS subsequently filed a counterclaim to the Corporation’s petition. In October 2004, the Court granted the Corporation’s motion for summary judgment on its complaint against the IRS and dismissed the IRS counterclaim. In its opinion, the Court ruled in the Corporation’s favor that the capital losses cannot be disallowed by the IRS. In December 2004, the IRS appealed the Court’s decision in favor of the Corporation to the United States Circuit Court of Appeals for the Fourth Circuit (the Fourth Circuit Court). In February 2006, the Fourth Circuit Court issued its decision, deciding two of three issues in the Corporation’s favor and remanding the third issue for trial in the Court. The Corporation intends to vigorously dispute the position taken by the IRS in this matter. The Corporation has provided adequate reserves in the event that the IRS prevails in its disallowance of the previously described capital loss and the imposition of related interest. Should the IRS prevail in its disallowance of the capital loss deduction and the imposition of related interest, it would result in a cash outflow by the Corporation of approximately $160 million. If the Corporation prevails, it would result in the Corporation receiving a refund of taxes previously paid of approximately $50 million, plus interest. The Corporation believes that any such outflow or inflow is unlikely to occur until 2007 or later.

        The ongoing costs of compliance with existing environmental laws and regulations have not had, and are not expected to have, a material adverse effect on the Corporation’s capital expenditures or financial position.

        The Corporation will continue to have cash requirements to support seasonal working capital needs and capital expenditures, to pay interest, to service debt, and to complete the restructuring and integration actions previously described. As more fully described in Note 12 of Notes to Consolidated Financial Statements, during 2005 the Corporation repatriated $888.3 million of previously unremitted foreign earnings under the American Jobs Creation Act of 2004. That repatriation resulted in an increase in the Corporation’s short-term borrowing levels and a corresponding increase in cash and cash equivalents. For amounts available at December 31, 2005, under the Corporation’s revolving credit facilities and under short-term borrowing facilities, see Note 8 of Notes to Consolidated Financial Statements. In order to meet its cash requirements, the Corporation intends to use its existing cash, cash equivalents, and internally generated funds, to borrow under its existing and future unsecured revolving credit facilities or other short-term borrowing facilities, and to consider additional term financing. The Corporation believes that cash provided from these sources will be adequate to meet its cash requirements over the next 12 months.

        The following table provides a summary of the Corporation’s contractual obligations by due date (in millions of dollars). The Corporation’s short-term borrowings, long-term debt, and lease commitments are more fully described in Notes 8, 9, and 19, respectively, of Notes to Consolidated Financial Statements.

	PAYMENTS DUE BY PERIOD

	LESS THAN 1 YEAR	1 TO 3 YEARS	3 TO 5 YEARS	AFTER 5 YEARS	TOTAL

Short-term borrowings (a) (b)	$566.9	$–	$–	$–	$566.9
Long-term debt	155.1	150.4	.1	850.0	1,155.6
Operating leases	63.2	92.4	40.5	20.2	216.3
Purchase obligations (c)	445.5	6.5	1.5	.6	454.1

Total contractual cash obligations (d)	$1,230.7	$249.3	$42.1	$870.8	$2,392.9

(a)

As more fully described in Note 8 of Notes to Consolidated Financial Statements, the Corporation has a $1.0 billion credit facility that matures in October 2009 and a $1.0 billion commercial paper program. There was $467.2 million outstanding under the commercial paper program at December 31, 2005. The Corporation’s average borrowing outstanding under these facilities during 2005 was $213.8 million.

(b)

As described in Note 8 of Notes to Consolidated Financial Statements, certain subsidiaries of the Corporation outside of the United States have uncommitted lines of credit of $399.0 million at December 31, 2005. These uncommitted lines of credit do not have termination dates and are reviewed periodically.

(c)

The Corporation enters into contractual arrangements that result in its obligation to make future payments, including purchase obligations. The Corporation enters into these arrangements in the ordinary course of business in order to ensure adequate levels of inventories, machinery and equipment, or services. Purchase obligations primarily consist of inventory purchase commitments, including raw materials, components, and sourced products, sponsorship arrangements, and arrangements for other services.

(d)

The Corporation anticipates that funding of its pension and postretirement benefit plans in 2006 will approximate $31 million. That amount principally represents contributions either required by regulations or laws or, with respect to unfunded plans, necessary to fund current benefits. The Corporation has not presented estimated pension and postretirement funding in the table above as the funding can vary from year to year based upon changes in the fair value of the plan assets and actuarial assumptions.